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                                                                     EXHIBIT 5.1


                             [JONES DAY LETTERHEAD]


                                 April 28, 2004


Albertson's, Inc.
250 Parkcenter Boulevard
P.O. Box 20
Boise, Idaho 83726

            Re:  Up to 46,000,000 Hybrid Income Term Security
                 Units to be Offered Through Underwriters

Ladies and Gentlemen:

      We are acting as counsel to Albertson's, Inc., a Delaware corporation (the "COMPANY"), in connection with the issuance and sale of up to 46,000,000 Hybrid Income Term Security Units of the Company (the "CORPORATE UNITS"), each Corporate Unit initially consisting of (a) a contract ("PURCHASE CONTRACT") to purchase shares of Common Stock, par value $1.00 per share, of the Company (the "SHARES") and the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company (the "RIGHTS") and (b) a 1/40, or 2.5%, ownership interest in one of the Company's senior notes due 2009 with a principal amount of $1,000 (the "NOTES" and, collectively with the Purchase Contracts, the Shares and the Rights, the "SECURITIES"), pursuant to the Underwriting Agreement (the "UNDERWRITING AGREEMENT") proposed to be entered into among the Company and Banc of America Securities LLC, Credit Suisse First Boston LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representatives of the several Underwriters named in
Schedule 1 thereof. The Notes will be issued pursuant to an Indenture, dated as of May 1, 1992, between the Company and U.S. Bank Trust National Association, as successor trustee (the "TRUSTEE"), as supplemented (the "INDENTURE"). The Corporate Units and the Purchase Contracts will be issued pursuant to a Purchase Contract Agreement (the "PURCHASE CONTRACT AGREEMENT") to be entered into between the Company and U.S. Bank Trust National Association, as purchase contract agent (the "PURCHASE CONTRACT AGENT")

      In rendering this opinion, we have examined such documents, records and matters of law we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

            (1) The Corporate Units are duly authorized and, when executed by the Company, authenticated by the Purchase Contract Agent in accordance with the Purchase Contract Agreement and delivered by the Company against payment of the consideration
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Albertson's, Inc.
April 28, 2004
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therefor as provided in the Underwriting Agreement, will constitute valid and binding obligations of the Company.

            (2) The Purchase Contracts are duly authorized and, when the Corporate Units of which the Purchase Contracts constitute a component are executed by the Company, authenticated by the Purchase Contract Agent in accordance with the Purchase Contract Agreement and delivered by the Company against payment of the consideration therefor as provided in the Underwriting Agreement, will constitute valid and binding obligations of the Company.

            (3) The Notes are duly authorized and, when executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered by the Company against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued by the Company and will constitute valid and binding obligations of the Company.

            (4) The Shares are duly authorized and, when issued and delivered pursuant to the terms of the Purchase Contracts against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

            (5) When issued in accordance with the terms of the Stockholder Rights Agreement, dated as of December 9, 1996, as amended August 2, 1998, March 16, 1999, February 26, 2002 and September 26, 2003, between the Company and American Stock Transfer & Trust Company, as successor rights agent (the "RIGHTS AGREEMENT"), the Rights will be validly issued and will constitute valid and binding obligations of the Company.

      Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions are hereby limited to, the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any jurisdiction other than Delaware and New York.

      In rendering the foregoing opinions, we have relied as to certain factual matters upon certificates of officers of the Company, and we have not independently checked or verified the accuracy of the statements contained therein. In rendering the foregoing opinions, we have assumed that (i) the Registration Statement on Form S-3 of the Company (the "REGISTRATION STATEMENT") will have become effective and will remain effective, (ii) the definitive terms of the Corporate Units, Purchase Contracts and Notes will have been established in accordance with the authorizing resolutions of the Company's Board of Directors (or a duly authorized committee thereof), (iii) the resolutions authorizing the Company to issue the Securities will have been adopted by the Company's Board of Directors (or a duly authorized committee thereof) and will be in full force and effect at the time at which the Securities are issued, (iv) the Company will
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Albertson's, Inc.
April 28, 2004
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issue and deliver the Securities in the manner contemplated by the Registration
Statement, (v) the Shares issuable pursuant to the Purchase Contracts will be reserved for issuance from the authorized Common Stock of the Company within the limits of Common Stock then remaining authorized but unreserved and unissued, and (vi) all Securities will be issued in compliance with applicable federal and state securities laws.

      The opinions set forth in paragraphs 1, 2, 3 and 5 are limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability relating to or affecting creditors' rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or in equity.

      The opinion set forth in paragraph 5 is limited to the valid issuance and the valid and binding nature of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 5 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in any prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                          Very truly yours,


                                          /s/ Jones Day